Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Coca-Cola Enterprises Inc. dated August 5, 2010 for the registration of Debt Securities, Debt Warrants, and Currency Warrants and to the incorporation by reference therein of our reports dated February 12, 2010, with respect to the consolidated financial statements of Coca-Cola Enterprises Inc. and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises Inc., included in the Coca-Cola Enterprises Inc. Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Atlanta, Georgia

August 5, 2010